Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2021, with respect to the consolidated financial statements of Contango Oil & Gas Company included in the Annual Report on Form 10-K of Contango Oil & Gas Company for the year ended December 31, 2020, which are included in this Current Report of Crescent Energy Company on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statement of Crescent Energy Company on Form S-8 (File No. 333-261604).

/s/ GRANT THORNTON LLP

Houston, Texas

December 17, 2021